SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   June 29, 2010

INFRAX SYSTEMS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	20-2583185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6365 53 rd Street North Pinellas Park, FL 33781	33781
(Address of principal executive offices)	(Zip Code)

(Former name, former address, if changed since last report)

727-498-8514
 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 29, 2010, Infrax Systems, Inc, (“Infrax”, “the Company”, “IFXY”), has purchased certain assets of Trimax Wireless, Inc, a private company, currently located at 2675 S Horseshoe Drive, Suite 401, Naples, FL 34104, (hereinafter referred to as "TRIMAX" or "Seller"), (“The Asset Purchase Agreement.”), for stock, cash and promissory notes.  Assets purchased included cash, receivables, inventory, capital assets, intangible property (IP) and net of the current liabilities.

On the Closing Date Infrax delivered pursuant to this Agreement, 2,500,000 IFXY preferred series B shares, par value $.001 per share, with a value of $4.00 per share, with a conversion of 300 shares of common shares for every 1 share of Preferred Series B shares issued and held to TRIMAX or subsequently held by another person. Such rights are established with the transfer agent and with the State of Nevada. The conversion of the preferred shares is subject to the terms of the Lock Up and Leak Out Agreement.

As part of the consideration for the sale of assets as set forth in this Asset Purchase Agreement, Trimax will receive $750,000 in cash, certified funds or wire transfer Immediately upon receipt of the Investment Funding (as defined in Section 1 -3(a)(l)).  At the date of closing, the Company issued $37,500 in cash for closing costs and issued a 6% Promissory Note for $712,500. Complete and combined audited financials of both companies with relevant and applicable notes will be provided with Company’s 10K for year end, June 30th, 2010, when filed with SEC.

Item 9.01 Financial Statements and Exhibits

a)	Not applicable.
b)	Not applicable.
c)	Not applicable.
d)	Exhibits:
	NUMBER	EXHIBIT
	10.1	Definitive Purchase Agreement of Assets of Trimax Wireless, Inc. By Infrax Systems, Inc.
	10.2	Promissory Note, 6%, $712,500
	10.3	Lock-up & Leak-out Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Infrax Systems, Inc.

Dated:  July 19, 2010

/s/ Mr. Paul J. Aiello
Mr. Paul J. Aiello
Principal Executive Officer